Exhibit 4.9

Execution Version

To:                                                                                                                             Vodafone Group plc (registered number 1833679) (Vodafone)

For the attention of:                                   Group Treasury Director

11 January 2018

Dear Sir or Madam,

USD3,935,000,000 (as increased to USD4,090,000,000) facility agreement dated 27 February 2015 between, among others, Vodafone, the Mandated Lead Arrangers as listed therein and The Royal Bank of Scotland plc as Agent (the Credit Agreement)

1.                                      Background

(a)                                 This letter is supplemental to and amends the Credit Agreement.

(b)                                 Pursuant to clause 26.1 (Procedure) of the Credit Agreement, the Majority Lenders have consented to the amendments to the Credit Agreement contemplated by this letter. Accordingly, we are authorised to execute this letter on behalf of the Finance Parties.

2.                                      Interpretation

(a)                                 Capitalised terms defined in the Credit Agreement have the same meaning when used in this letter unless expressly defined in this letter.

(b)                                 The provisions of clause 1.2 (Construction) and clause 35 (Jurisdiction) of the Credit Agreement apply to this letter as though they were set out in full in this letter except that references to the Credit Agreement and to the Finance Documents are to be construed as references to this letter.

(c)                                  Effective Date means the date on which the Agent gives the notification to Vodafone and the Lenders under paragraph 3(b) (Amendments) below or such other date as Vodafone and the Agent agree.

(d)                                 Supplemental Fee Letter means any fee letter dated on or around the date of this letter between, among others, Vodafone and the Mandated Lead Arrangers in connection with this letter and the amendments contemplated herein.

3.                                      Amendments

(a)                                 Subject to paragraph (b) below, the Credit Agreement will be amended from the Effective Date in accordance with paragraph (c) below.

(b)                                 The Credit Agreement will not be amended by this letter unless the Agent notifies Vodafone and the Lenders that it has received:

(i)                                     a copy of this letter countersigned by Vodafone; and

(ii)                                  all of the documents set out in paragraph 4 (Conditions precedent) in form and substance satisfactory to the Agent.

The Agent must give this notification as soon as reasonably practicable. If the Agent does not notify Vodafone and the Lenders that it has received a copy of this letter countersigned by Vodafone by the date falling ten Business Days after the date of this letter, this letter will not have force and effect and the Credit Agreement will not be amended by this letter.

(c)                                  The Credit Agreement will be amended as follows:

(i)                                     the following new definitions shall be included in clause 1.1 (Definitions):

“Amendment Agreement” means the amendment agreement relating to this Agreement dated 11 January 2018 and entered into between, among others, Vodafone and the Agent.

“Effective Date” has the meaning given to it in the Amendment Agreement.

“New Commitments” means commitments which have refinanced Permitted Indebtedness (or New Commitments) in whole or in part, provided that the aggregate principal amount of the New Commitments for such member of the Restricted Group is not at any time more than 120% of the aggregate principal amount of such Permitted Indebtedness (or New Commitments) for such member of the Restricted Group (measured in the same currency) immediately prior to such refinancing, and provided further that to the extent that any New Commitment is to be guaranteed by an Obligor, the obligors under the New Commitments will have validly and legally acceded as Additional Guarantors in accordance with Clauses 27.7(a) and 27.7(b) (Additional Guarantors)) prior to any Obligor providing a guarantee of the New Commitments prior to any Obligor providing a guarantee of the New Commitments.”;

(ii)                                  the definitions of “Adjusted Group Operating Cash Flow”, “Net Debt”, “Ratio Period” and “Total Gross Borrowings” in clause 1.1 (Definitions) shall be deleted;

(iii)                               the definition of “Core Jurisdiction” shall be deleted and replaced by:

““Core Jurisdictions” are member states of the European Union as at the Effective Date (being Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the UK), Japan, United States, Australia, New Zealand, Canada and Switzerland and any other states which become members of the European Union after the Effective Date provided that Vodafone has notified the Agent in writing of its agreement to their inclusion in this definition of Core Jurisdictions.”;

(iv)                              paragraph (b) of the definition of “Permitted Security Interest” shall be deleted and replaced by:

“(b)                           any Security Interest over any assets acquired by a member of the Restricted Group after the Effective Date (and/or over the assets of any person that becomes a member of the Restricted Group after the Effective Date) provided that:

(i)                                                                                     any such Security Interest is either (i) in existence before such acquisition or before such person becomes a member of the Restricted Group and is not created in contemplation of such acquisition or such person becoming a member of the Restricted Group (the “Initial Security”) or (ii) created following such acquisition or following such person becoming a member of the Restricted Group in connection with a refinancing of the indebtedness secured by the Initial Security solely in accordance with the terms of Clause 17.8(a) (Priority Borrowing) and such Security Interest is in respect of the same assets (or, in the case, of a Security Interest created in respect of a changing class of assets, the same class of assets) as were subject to the Initial Security; and

(ii)                                                                                  the indebtedness secured by such Security Interest is not prohibited by Clause 17.8 (Priority Borrowing) and, to the extent that at any time the aggregate principal amount secured by such Security Interest thereafter exceeds (measured in the same currency) the higher of (i) the aggregate of the amounts drawn and available to be drawn (assuming all drawdown conditions will be met) under the relevant commitment existing at the time of such acquisition or such person becoming a member of the Restricted Group or, if applicable, (ii) the relevant amount otherwise permitted for that member of the Restricted Group pursuant to Clause 17.8(a) (Priority Borrowing), such Security Interest shall not fall within this paragraph (b);

for the purpose of this paragraph (b) Restricted Group shall not include any companies which have become members of the Restricted Group due to the expansion of the definition of Core Jurisdiction to include any other states which become members of the European Union after the Effective Date; or”;

(v)                                 the following paragraph shall be inserted in Clause 1.2:

““Bank of America Merrill Lynch International Limited” is a reference to its successor in title Bank of America Merrill Lynch International Designated Activity Company (including, without limitation, its branches) pursuant to and with effect from the merger between Bank of America Merrill Lynch International Limited and Bank of America Merrill Lynch International Designated Activity Company that takes effect in accordance with the Cross-Border Mergers Directive (2005/56/EC) (as codified) as implemented in the United Kingdom and Ireland. Notwithstanding anything to the contrary in any Finance Document, a transfer of rights and obligations from Bank of America Merrill Lynch International Limited to Bank of America Merrill Lynch International Designated Activity Company pursuant to such merger shall be permitted;”;

(vi)                              Clause 5.3(d)(ii) shall be deleted and replaced by:

“(ii)                            is a period not exceeding 1 week; and”;

(vii)                           Clause 16.13 (Sanctions) shall be deleted and replaced by:

“To the best of its and its Subsidiaries’ knowledge, neither it nor any of its Subsidiaries, nor, to the best of its knowledge, any director, officer, agent employee or affiliate of it or any of its Subsidiaries are currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (OFAC) or any equivalent sanctions administered or enforced by the United Nations Security Council, the European Union, Her Majesty’s Treasury, the State Secretariat for Economic Affairs or other relevant sanctions authority.”;

(viii)                        a new Clause 16.14 shall be inserted:

“16.14 Anti-money laundering

To the best of its and its Subsidiaries’ knowledge, the operations of each Obligor and its Subsidiaries are and have been in all material respects conducted in compliance with applicable financial record keeping and reporting requirements and money laundering statutes in the United Kingdom and in all jurisdictions in which each Obligor and its

Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, Money Laundering Laws), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Obligor or any of its Subsidiaries with respect to Money Laundering Laws is, to the best of each Obligor’s and its Subsidiaries’ knowledge, pending and, to the best of each Obligor’s knowledge, no such actions, suits or proceedings are threatened or contemplated.”;

(ix)                              a new Clause 16.15 shall be inserted:

“16.15 Anti-corruption law

To the best of its and its Subsidiaries’ knowledge:

(a)                                 each Obligor and its respective Subsidiaries, directors, officers and employees conducts its business in compliance with applicable anti-bribery and anti-corruption laws and regulations, including the UK Bribery Act 2010; and

(b)                                 each Obligor and its respective Subsidiaries maintains an effective anti-bribery compliance programme which monitors compliance and detects violations.”;

(x)                                 Clause 16.14 shall be re-numbered as Clause 16.16.

(xi)                              a new Clause 16.17 shall be inserted:

“16.17 Anti-boycott statutes

In relation to each Finance Party that notifies the Agent to such effect (each a “Restricted Finance Party”), Clause 16.12 (Anti-Terrorism Laws) and Clause 16.13 (Sanctions) shall only apply for the benefit of that Restricted Finance Party to the extent that the relevant representations do not result in any violation of, conflict with or liability under (i) Council Regulation (EC) 2271/96, (ii) section 7 of the German Foreign Trade Rules (AWV) (Außenwirtschaftsverordnung) (in connection with section 4 paragraph 1 no. 3 of the German Foreign Trade Act (Außenwirtschaftsgesetz)) or (iii) a similar anti-boycott statute.”;

(xii)                           Clause 17.2(c) (Financial information) shall be deleted and replaced by:

“within 20 days of the day on which the accounts referred to in paragraph (a)(i) above or (b) above are posted on Vodafone’s website in accordance with paragraph (e) below (provided that it shall not be a Default under this Clause 17.2 unless Vodafone fails to so supply within 10 days of written request by the Agent (on its own accord or at the request of a Lender) made at any time following the date of such posting) a certificate signed by a Vodafone authorised officer (or following a Hive Up, a NewTopco authorised officer), or in their absence any director of Vodafone or NewTopco, as the case may be, establishing (in reasonable detail) compliance with Clause 17.8 (Priority borrowing) as at the date to which those accounts were drawn up and identifying the Principal Subsidiaries and the operating Subsidiaries which are Controlled Subsidiaries; and”;

(xiii)                        Clause 17.8(a) (Priority Borrowing) shall be deleted and replaced by:

“(a)                           Financial Indebtedness of any Subsidiary which became a member of the Restricted Group after the Effective Date (unless it became a member of the Restricted Group due to the expansion of the definition of Core Jurisdiction to include members of the European Union after the Effective Date) provided that:

(i)                                     any such Financial Indebtedness is either (A) outstanding before that Subsidiary becomes a member of the Restricted Group and was not created in contemplation of that Subsidiary becoming a member of the Restricted Group and/or (B) drawn at any time under commitments in existence before that Subsidiary becomes a member of the Restricted Group and that commitment was not created in contemplation of that Subsidiary becoming a member of the Restricted Group (together with Financial Indebtedness permitted pursuant to sub-paragraph (A), “Permitted Indebtedness”) and/or (C) drawn at any time under New Commitments, provided that such Financial Indebtedness may not be refinanced more than once in each successive four year period (with the first such period commencing on the Effective Date); and

(ii)                                  to the extent that at any time the aggregate principal amount of such Financial Indebtedness exceeds the amounts permitted under this paragraph (a) (measured in the same currency) for such member of the Restricted Group, the excess amount of such Financial Indebtedness shall not fall within this paragraph (a); or”;

(xiv)                       a new Clause 17.14 shall be inserted as follows:

“17.14 Anti-corruption law

Each Obligor and its Subsidiaries, directors, officers and employees shall:

(a)                                 conduct its business in compliance with applicable anti-bribery and anti-corruption laws and regulations, including the UK Bribery Act 2010;

(b)                                 maintain an effective anti-bribery compliance programme which monitors compliance and detects violations; and

(c)                                  not give or receive any bribes, including in relation to any public official.”;

(xv)                          a new Clause 17.15 shall be inserted as follows:

“17.15 Anti-boycott statutes

In relation to each Restricted Finance Party, Clause 17.12 (Sanctions) shall only apply for the benefit of that Restricted Finance Party to the extent that the relevant undertaking does not result in any violation of, conflict with or liability under (i) Council Regulation (EC) 2271/96, (ii) section 7 of the German Foreign Trade Rules (AWV) (Außenwirtschaftsverordnung) (in connection with section 4 paragraph 1 no. 3 of the German Foreign Trade Act (Außenwirtschaftsgesetz)) or (iii) a similar anti-boycott statute.”;

(xvi)                       Clauses 18.1 (Financial ratio), 18.2 (Calculation times and periods) and 18.3 (Information sources) shall be deleted and replaced with the words “[Clause intentionally not used]”;

(xvii)                    Clause 18.4 (Know Your Customer) shall be deleted and inserted as a new Clause 17.13 (Know Your Customer);

(xviii)                 Clause 19.3 (Breach of other obligations) shall be deleted and replaced by:

“19.3 Breach of other obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 19.2 (Non-payment)) and such failure (if capable of remedy before the expiry of such period) continues unremedied for a period of 21 days from the earlier of the date on which (i) such Obligor has become aware of the failure to comply or (ii) the Agent gives notice to Vodafone requiring the same to be remedied.”; and

(xix)                       Clause 19.5(a)(ii) (Cross default) shall be deleted and subsequent clauses shall be renumbered accordingly.

(xx)                          A new paragraph shall be inserted at the end of Clause 26.2 as follows:

“In connection with any amendment, waiver, determination, declaration, decision (including a decision to accelerate) or direction (each a “Relevant Measure”) relating to any part of Clause 16.12 (Anti-Terrorism Laws) and Clause 16.13 (Sanctions or Clause 17.12 (Sanctions) of which a Restricted Finance Party does not have the benefit, the Commitments of that Restricted Finance Party will be excluded for the purpose of determining whether the requisite level of consent of the Lenders to approve such Relevant Measure has been obtained.”.

4.                                      Conditions precedent

The conditions precedent to be delivered to the Agent by Vodafone in accordance with paragraph 3(b) (Amendments) above are:

(a)                                 a copy of the memorandum and articles of association and certificate of incorporation of Vodafone or, a certificate of an authorised signatory of Vodafone confirming that the copy in the Agent’s possession is still correct, complete and in full force and effect as at a date no earlier than the date of this letter;

(b)                                 a copy of a resolution of the board of directors of Vodafone (or, if applicable, a committee of its board of directors):

(i)                                     approving the terms of, and the transactions contemplated by, this letter and each Supplemental Fee Letter and resolving that it execute this letter and any such Supplemental Fee Letter;

(ii)                                  authorising a specified person or persons to execute this letter and each Supplemental Fee Letter on its behalf; and

(iii)                               authorising a specified person or persons, on its behalf, to sign and/or despatch all documents, certificates and notices to be signed and/or despatched by it under or in connection with this letter and each Supplemental Fee Letter (as applicable);

(c)                                  if applicable, a copy of a resolution of the board of directors of Vodafone establishing the committee referred to in paragraph (b) above;

(d)                                 a specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above;

(e)                                  a certificate of an authorised signatory of Vodafone certifying that each copy document specified in this paragraph 4 is correct, complete and in full force and effect as at a date no earlier than the date of this letter;

(f)                                   a copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified Vodafone accordingly) in connection with the entry into and performance of the transactions contemplated by this letter or for the validity and enforceability of this letter;

(g)                                  each duly executed Supplemental Fee Letter; and

(h)                                 a legal opinion of Allen & Overy LLP, legal advisers to the Agent in England, addressed to the Finance Parties.

5.                                      Representations

Vodafone (for itself and, where relevant, its Controlled Subsidiaries) makes the representations and warranties set out in clause 16.2 (Status) to clause 16.9 (No Event of Default) (inclusive) and clauses 16.13 (Sanctions), 16.14 (Anti-money laundering) and 16.15 (Anti-corruption law) of the Credit Agreement on the date of this letter and on the Effective Date, in each case by reference to the facts and circumstances then existing and as if references to “the Finance Documents” include this Agreement and, on the Effective Date, the Credit Agreement as amended by this letter and, as if references to “the Agreement” are references to, on the Effective Date, the Credit Agreement as amended by this letter.

6.                                      Fees

Vodafone must pay arrangement and other fees in relation to this letter in the amount and at the time set out in each Supplemental Fee Letter.

7.                                      Consents

Vodafone:

(a)                                 agrees to the amendment of the Credit Agreement as contemplated by this letter and agrees to be bound by the Credit Agreement as amended by this letter; and

(b)                                 with effect from the Effective Date, confirms that any guarantee created or given by it under the Credit Agreement as amended by this letter will:

(i)                                     continue in full force and effect on the terms of the Credit Agreement as amended by this letter; and

(ii)                                  extend to its obligations under the Finance Documents (including the Credit Agreement as amended by this letter).

8.                                      Miscellaneous

(a)                                 Each of this letter, the Credit Agreement as amended by this letter and each Supplemental Fee Letter is a Finance Document.

(b)                                 Subject to the terms of this letter, the Credit Agreement will remain in full force and effect and, from the Effective Date, the Credit Agreement and this letter will be read and construed as one document.

(c)                                  The provisions of clauses 31 (Severability), 32 (Counterparts) and 33 (Notices) shall apply to this letter as though they were set out in full in this letter, except that references to “this Agreement” or “the Finance Documents” shall be deemed to be references to “this letter”.

(d)                                 Vodafone must, at its own expense, take such action and do such other things as the Agent may reasonably require to carry out and give effect to the transactions contemplated in this letter.

(e)                                  Each Finance Party reserves any other right it may have now or subsequently. Except to the extent expressly waived in this letter, no waiver of any provision of any Finance Document is given by the terms of this letter and the Finance Parties expressly reserve all their rights and remedies in respect of any breach of, or other Default under, the Finance Documents.

9.                                      Governing law

This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

If you agree to the terms of this letter, please sign where indicated below.

Yours faithfully,

For
THE ROYAL BANK OF SCOTLAND PLC
as Agent for and on behalf of the other Finance Parties

[Signature Page to Amendment Letter]

FORM OF ACKNOWLEDGEMENT

We agree to the terms of this letter.

/s/ Nick Read
For	NICK READ
VODAFONE GROUP PLC
for itself and as agent for the other Obligors

Date: 11 January 2018

[Signature Page to Amendment Letter]